EXHIBIT 99.1


             SEARCHHELP SIGNS AGREEMENT TO ACQUIRE E-TOP-PICS, INC.

         BETHPAGE,  NY--(BUSINESS  WIRE)--May 2,  2005--SearchHelp,  Inc.  (OTC:
SHLP) announced today that it has signed a Definitive Agreement to acquire E-Top-Pics, Inc., a consumer products marketing company based Cambridge, Massachusetts, for 4 million restricted shares of SearchHelp common stock. If the transaction is completed and the 4 million shares are issued, SearchHelp would have approximately 34 million shares outstanding, approximately 11% of which would be free trading. SearchHelp expects the acquisition to close within 30 days.

E-Top-Pics holds licensing agreements with four NASCAR racing teams to sell its "Fujicolor QuickSnap Car Driver Series Camera," a one-time-use flash camera featuring the driver's image, signature and race car number. These cameras are distributed at NASCAR racing events and throughout North America at various mass retailers including Wal-Mart, Target, Brooks, Walgreens, and CVS.

William Bozsnyak, SearchHelp's Chairman and CEO said, "SearchHelp would benefit from this acquisition primarily because E-Top-Pics has the ability to market and distribute merchandise through established channels, resulting in a unique value. Its marketing experience, when applied to family safety and protection of children on the Internet, creates a compelling impression upon many consumers. These potential channels of distribution and the awareness they could bring our Company, became strong factors in our decision making process to enter into this acquisition", continued Bozsnyak.

"One of the benefits of this acquisition is that it would open new opportunities for both organizations to achieve their business objectives," said Joseph Carrizzo, President of SearchHelp. "Since E-Top-Pics has a marketing and sales infrastructure in place, and SearchHelp has two software products, Sentry At Home and Sentry Remote, both of which are ready to be marketed, we expect this acquisition and the anticipated synergies to provide many benefits, and we look forward to closing this transaction with E-Top-Pics shortly."

About SearchHelp

SearchHelp Inc. and its subsidiaries, utilize new and emerging technology to develop consumer products and software services oriented toward improving family safety and well-being. The Company sells two proprietary software products which enable parents to monitor and regulate a child's Internet surfing habits, at home and remotely while the parent is not at home by sending parents timely notification about their child's online activities via email, cell phone alerts and email reports.

Statements in this press release or in other SearchHelp communications may relate to future events or SearchHelp's future performance. Such statements are forward-looking statements and are based on present information SearchHelp has related to its existing business circumstances. Investors are cautioned that such forward-looking statements are subject to inherent risks and that actual results may differ materially from such forward-looking statements. Further, investors are cautioned that SearchHelp does not assume any obligation to update forward-looking statements based on unanticipated events or changed expectations. There can be no assurance that the acquisition will close within this 30-day period, if at all. SearchHelp makes such forward-looking statements under the provisions of the "safe harbor" section of the Private Securities Litigation Reform Act of 1995.